SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: July 13, 2001

Group 1 Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-6355 (Commission File Number)	52-0852578 (IRS Employer Identification Number)

4200 Parliament Place, Suite 600, Lanham, Maryland (Address of principal executive offices)	20706-1844 (Zip Code)

(301) 918-0400 (Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

The purpose of this amendment is to amend Item 7 to provide certain financial information with respect to the Purchase (as defined below), which information was impracticable to provide at the time the Registrant filed the Current Report on Form 8-K dated May 14, 2001.

On April 30, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and TriSense Software, Ltd., a Minnesota corporation (“TriSense”), entered into an Agreement for the Purchase and Sale of Assets, pursuant to which Group 1 has purchased specifically identified assets and assumed specifically identified liabilities of TriSense (the “Purchase”) as of April 30, 2001. In consideration for the Purchase, Group 1 has delivered $1,545,000 in cash and a promissory note with a principal balance of $6,131,000 payable in installments of principal plus accrued interest at the annual rate of 4.63% totaling $3,280,000 due on each of the first and second anniversary dates of closing. The consideration paid to TriSense shareholders was based on the Company’s evaluation of the business operations and intellectual property of TriSense, and was negotiated in an arm’s length transaction among unrelated and unaffiliated (as defined under Rule 144 promulgated by the Securities and Exchange Commission) parties. The cash consideration for the acquisition was paid from Group 1‘s working capital and it is anticipated that future payments will also be made from working capital. Group 1 will account for the transaction as a purchase business combination.

TriSense develops and markets electronic bill presentment and payment (EBPP) software. Integration of TriSense’s PaySense EBPP offering will enable Group 1 to create an integrated solution providing digital and paper generation and delivery of customer-focused business documents.

ITEM 7 IS HEREBY AMENDED AND RESTATED AS FOLLOWS

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

TriSense Financial Statements for the years ended December 31, 2000 and 1999 and Independent Auditor’s Report thereon are attached as Exhibit 99.1. The unaudited balance sheet as of March 31, 2001 and the related statements of operations and of cash flows for the three months ended March 31, 2001 and 2000 are attached hereto as Exhibit 99.2.

(b)	Pro Forma Financial Information.

The following unaudited pro forma financial information required pursuant to Article 11 of Regulation S-X previously omitted from the Company’s 8-K filed on May 14, 2001 is filed with this amendment:

Introduction to the Unaudited Pro Forma Condensed Combined Financial Data.
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001.
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2001.
Notes to unaudited Pro Forma Condensed Combined Financial Statements.

Group 1 Software, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma financial information gives effect to the following transaction:

ACQUISITION OF TRISENSE SOFTWARE, LTD.

On April 30, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and TriSense Software, Ltd., a Minnesota corporation (“TriSense”), entered into an Agreement for the Purchase and Sales of Assets, pursuant to which Group 1 has purchased specifically identified assets and assumed specifically identified liabilities of TriSense (the “Purchase”) as of April 30, 2001. In consideration for the Purchase, Group 1 paid $1,545,000 in cash and delivered a promissory note with a principal balance of $6,131,000 payable in installments of principal plus accrued interest at the annual rate of 4.63% totaling $3,280,000 due on each of the first and second anniversary dates of closing.

The following unaudited pro forma condensed combined financial statements give effect to the Purchase as if it had been consummated, with respect to the statement of operations, at the beginning of the fiscal year presented or, with respect to the balance sheet, as of the date presented. The accounting policies of Group 1 and TriSense are substantially comparable.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes thereto of Group 1 and the financial statements of TriSense, included herein. We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001

	Group 1 Software (1a)	TriSense (1b)	Adjust- ments		Total
ASSETS

Current assets:

Cash and cash equivalents	$ 36,179		(1,545)	(a)	$ 34,634
Short-term investments, available for sale	7,954				7,954

Trade and installment accounts receivable, less allowance	23,658				23,698
for doubtful accounts		40
Deferred income taxes	1,731				1,731
Prepaid expenses and other current assets	3,650	23			3,673

Total current assets	73,172	63	(1,545)		71,690

Installment accounts receivable, long-term	695				695
Property and equipment, net	4,294	326	(117)	(b)	4,503
Computer software, net	20,234		1,188	(c)	21,422
Other assets	4,230	17	6,352	(d)	10,599

Total assets	102,625	406	5,878		108,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,977	102	(23)	(e)	2,056
Current portion of note payable	74		2,929	(f)	3,003
Accrued expenses	5,819	68			5,887
Accrued compensation	6,549				6,549
Current deferred revenues	29,032	44			29,076

Total current liabilities	43,451	214	2,906		46,571

Note payable, net of current portion	14		3,068	(g)	3,082
Deferred revenues, long-term	544				544
Deferred income taxes	4,165				4,165

Total liabilities	48,174	214	5,974		54,362

Commitments and contingencies

Stockholders’ equity:
6% cumulative convertible preferred stock $0.25 par value;
1,200 shares authorized; 48 shares issued and outstanding
(aggregate involuntary liquidation preference $950)	916				916

Common stock	3,327	60	(60)	(h)	3,327
Additional paid in capital	29,296	12,762	(12,666)	(h)	29,392
Retained earnings	24,533	(12,630)	12,630	(h)	24,533
Accumulated other comprehensive loss	(1,286)				(1,286)
Less treasury stock, 497 shares, at cost	(2,335)				(2,335)

Total stockholders’ equity	54,451	192	(96)		54,547

Total liabilities and stockholders’ equity	102,625	406	5,878		108,909

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended March 31, 2001

	Group 1 Software 1a	TriSense 1b	Pro Forma Adjust- ments		Proforma Total
Revenue:
Software license and related revenue	$ 40,055				$ 40,055
Maintenance and services	53,278	186			53,464

Total revenue	93,333	186			93,519

Cost of revenue:
Software license expense	11,204		238	(i)	11,442
Maintenance and service expense	19,149	188			19,337

Total cost of revenue	30,353	188	238		30,779

Gross profit	62,980	(2)	(238)		62,740

Operating expenses:
Research and development	6,376	1,884			8,260
Sales and marketing	31,043	312			31,355
General and administrative	13,460	1,035	1,455	(j)	15,950

Total operating expenses	50,879	3,231	1,455		55,565

Income from operations	12,101	(3,233)	(1,693)		7,175

Non-operating income:
Interest income	2,533		(77	)(k)	2,456
Interest expense	(109)		(379	)(l)	(488)
Other non-operating income	457	6			463

Total non-operating income (expense)	2,881	6	(456)		2,431

Income before provision for income taxes	14,982	(3,227)	(2,149)		9,606
Provision (benefit) for income taxes	6,077		(2,400	)(m)	3,677
Net income (loss)	8,905	(3,227)	251		5,929
Preferred stock dividend requirements	(56)	(56)

Net income available to common stockholders	$ 8,849	$(3,227)	$251		$ 5,873

Basic earnings per share	$ 1.46				$ 0.97

Diluted earnings per share	$ 1.28				$ 0.85

Basic weighted average shares outstanding	6,059				6,059

Diluted weighted average shares outstanding	6,958				6,958

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)	Basis of Presentation

On April 30, 2001, Group 1 completed the acquisition of TriSense. The acquisition was accounted for using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to assets acquired, including intangible assets, and liabilities assumed based on their respective fair values on the acquisition date. Purchase price in excess of net tangible and intangible assets has been recorded as goodwill.

The total purchase price of $7,645,000, consisting of $1,545,000 paid in cash, a promissory note with the present value of $5,997,000 and acquisition costs of $103,000 was preliminarily allocated as follows (in thousands):

Tangible assets	$ 248

Liabilities assumed	(143)

Assembled workforce	255

Technology	1,188

Goodwill	6,097

$ 7,645

Tangible assets will be depreciated over their estimated useful lives of two to five years. Assembled workforce will be amortized over one year. Technology will be amortized by the greater of (a) the ratio that current gross revenues for one product bear to the total of current and anticipated future gross revenues for one product or (b) the straight-line method over the estimated economic life of five years. Goodwill will be amortized over five years. Group 1 anticipates its final allocation of the purchase price will be completed during the first quarter of fiscal year 2002.

(2)	Pro Forma Adjustments

1a. Represents the historical consolidated balance sheet and the related consolidated statement of operations of the Company as of and for the year ended March 31, 2001.

1b. Represents the historical unaudited balance sheet of TriSense as of March 31, 2001 and the historical unaudited statement of operations of TriSense for the twelve month period ended March 31, 2001.

The pro forma adjustments to the unaudited pro forma condensed combined financial statements for the year ended March 31, 2001 are as follows:

(a)	Adjustment of $1.5 million for cash payment made at the acquisition date.

(b)	Adjustment of $0.1 million to eliminate assets excluded per the purchase agreement.

(c)	Adjustment of $1.2 million to record estimated value of technology acquired.

(d)	Adjustment of $6.4 million to record estimated value of goodwill and acquired workforce.

(e)	Adjustment for liabilities eliminated per the purchase agreement.

(f)	Adjustment to record $2.9 million short-term portion of note payable per the purchase agreement.

(g)	Adjustment to record $3.1 million long-term portion of note payable per the purchase agreement.

(h)	Adjustment to eliminate TriSense equity accounts in purchase accounting and adjustment of $0.1 million to additional paid in capital to record the fair value of warrants to purchase Group 1’s common stock issued as part of the acquisition costs.

(i)	Adjustment of $0.2 million for amortization of technology acquired.

(j)	Adjustment of $1.2 million for amortization of goodwill over five years and $0.3 million for amortization of acquired workforce over one year, net of reduction in depreciation expense for assets not acquired.

(k)	Adjustment of $0.1 million for lost interest income as a result of cash paid for purchase.

(l)	Adjustment of $0.4 million for accrued interest expense, including amortization of discount, on promissory note issued for acquisition.

(m)	Adjustment of $2.4 million to reduce income tax provision at an effective tax rate of 44.6%.

Item 8. Not Applicable.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Group 1 Software, Inc. By —————————— Name: Mark D. Funston Title: Chief Financial Officer

Date: July 13, 2001

EXHIBIT INDEX

Exhibit No.	Description

(10.16)	Agreement for purchase and sale of assets by and between TriSense Software, Ltd. and Group 1 Software, Inc. dated April 30, 2001.

(23.1)*	Consent of Lurie Besikof Lapidus & Company, LLP.

(99.1)*	TriSense Software, Ltd. Financial Statements for the years ended December 31, 2000 and 1999 and Independent Auditor’s Report.

(99.2)*	TriSense Software, Ltd. Unaudited Balance Sheet as of March 31, 2001 and Statements of Operations and of Cash Flows for the three months ended March 31, 2001 and 2000.

*Filed herwith